EXHIBIT 99.1
News
For Immediate Release March 17, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES ANNOUNCES CONSTRUCTION OF A 200,000 TON-PER YEAR MERCHANT FACILITY IN SOUTH CAROLINA FOR THE PRODUCTION OF SYNSIL®PRODUCTS
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NEW YORK, March 17--Minerals Technologies Inc. (NYSE: MTX) today announced that it will construct a facility in Chester, South Carolina, to produce Synsil® Products, a new composite mineral for the glass industry.

      "We are very pleased to announce that we will be building a plant to produce approximately 200,000 tons per year of Synsil® Products, our innovative new raw material for the glass industry that we believe provides a value-added alternative to the conventional glass manufacturing process," said Paul R. Saueracker, chairman, president and chief executive officer. "This plant will be a merchant facility that will initially provide the material to a glass manufacturer that has signed a multi-year contract to purchase Synsil® Products. We expect the plant to be operational in the fourth quarter of 2005."

      Minerals Technologies Inc. invented Synsil® Products in its research and development laboratories in Bethlehem, Pennsylvania. In glass production, Synsil® Products facilitates quicker melting and integration of raw materials, allows higher yields, lowers furnace temperatures, reduces energy, increases throughput and reduces emissions. Minerals Technologies now has four commercial supply agreements for the use of the product--two of the contracts are with one glass manufacturer and another is with a small producer of specialty glass.

      "We continue to run trials of Synsil® Products with other major glass manufacturers in the United States," said Gerald Mehner, vice president and general manager of Synsil® Products Inc. "We are hopeful that we will be announcing additional supply agreements in 2005."

      MTI is a global resource- and technology-based growth company that develops produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com
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This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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